EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Michael P. Gavin President, Chief Executive Officer and Chief Financial Officer (410) 529-7400

Madison Bancorp, Inc. Announces
Completion of Stock Offering in Connection with
Madison Square Federal Savings Bank’s Mutual-to-Stock Conversion

Baltimore, Maryland – October 6, 2010.  Madison Bancorp, Inc., the proposed holding company for Madison Square Federal Savings Bank, announced today that it closed its stock offering on Wednesday, October 6, 2010.

Shares of Madison Bancorp common stock are expected to begin trading on Thursday, October 7, 2010, on the OTC Electronic Bulletin Board.

A total of 608,116 shares of common stock were sold in the subscription and community offerings at the price of $10.00 per share.  Stock certificates were mailed to subscribers on October 6, 2010.

“On behalf of the Board of Directors, Officers and Employees of Madison Square Federal Savings Bank, we express our gratitude for the overwhelming support for the offering by our long-time customers. We pledge our best efforts toward the opportunities ahead, and look forward to serving the needs of the community and customers of Madison Square Federal Savings Bank and the new stockholders of Madison Bancorp,” said Madison Square Federal Savings Bank President Michael Gavin.

The subscription offering was managed by Sandler O’Neill & Partners, L.P.  Kilpatrick Stockton LLP acted as legal counsel to Madison Bancorp and Madison Square Federal Savings Bank.

Madison Square Federal Savings, founded in 1870, is a federally chartered, FDIC-insured savings bank.  The Bank provides financial services to individuals, families and businesses through its five offices located in Baltimore and Harford Counties and northeast Baltimore City in Maryland.

This news release contains certain forward-looking statements about the stock offering of Madison Bancorp.

The shares of common stock of Madison Bancorp are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.